As filed with the Securities and Exchange Commission on January 31, 2020
___________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2020

OPPENHEIMER HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Commission File Number 1-12043

Delaware	98-0080034
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
85 Broad Street
New York, New York 10004
(Address of principal executive offices) (Zip Code)
(212) 668-8000
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock Class A	OPY	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

ITEM 2.02. Results of Operations and Financial Condition.

(a)On January 31, 2020, Oppenheimer Holdings Inc. (the “Company”) issued a press release announcing its fourth quarter and full year 2019 earnings. A copy of the January 31, 2020 press release is furnished as Exhibit 99.1 to this Report and is incorporated herein by reference. The information contained in this Item 2.02 and the related exhibit attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or such exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 2.02 or any exhibit related to this Item 2.02 on this Form 8-K shall not be deemed an admission as to the materiality of any information in the referenced items.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01. Financial Statements and Exhibits.

(d)Exhibits:

The following exhibit is furnished (not filed) with this Current Report on Form 8-K:

99.1 Oppenheimer Holdings Inc.'s Press Release dated January 31, 2020

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Oppenheimer Holdings Inc.

Date: January 31, 2020 By: /s/ Jeffrey J. Alfano --------------------------------- Jeffrey J. Alfano Chief Financial Officer (Duly Authorized Officer)

3

EXHIBIT INDEX

Exhibit Number	Description
99.1	Oppenheimer Holdings Inc.'s Press Release dated January 31, 2020

4

Exhibit 99.1

Oppenheimer Holdings Inc. Reports Fourth Quarter and Full Year 2019
Earnings and Announces Quarterly Dividend

New York, January 31, 2020 – Oppenheimer Holdings Inc. (NYSE: OPY) today reported net income of $25.4 million or $1.99 basic net income per share for the fourth quarter of 2019 compared with net income of $8.3 million or $0.62 basic net income per share for the fourth quarter of 2018. Revenue for the fourth quarter of 2019 was $295.9 million compared to revenue of $243.3 million for the fourth quarter of 2018, an increase of 21.6%.
For the year ended December 31, 2019, the Company reported net income of $53.0 million or $4.10 basic net income per share compared with net income of $28.9 million or $2.18 basic net income per share for the year ended December 31, 2018. Revenue for the year ended December 31, 2019 was $1.03 billion compared to revenue of $958.2 million for the year ended December 31, 2018, an increase of 7.9%.

Summary Operating Results (Unaudited)
('000s, except per share amounts)
	For the Three Months Ended			For the Year Ended
	December 31,			December 31,
	2019	2018	% Change	2019	2018	% Change
Revenue	$295,881	$243,254	21.6	$1,033,379	$958,154	7.9
Expenses	260,908	227,677	14.6	958,467	913,285	4.9
Income Before Income Taxes	34,973	15,577	124.5	74,912	44,869	67.0
Income Taxes	9,538	7,316	30.4	21,959	15,977	37.4
Net Income	$25,435	$8,261	207.9	$52,953	$28,892	83.3

Net Income Per Share
Basic	$1.99	$0.62	221.0	$4.10	$2.18	88.1
Diluted	$1.84	$0.59	211.9	$3.82	$2.05	86.3

	As of December 31,
	12/31/2019	12/31/2018	% Change
Book Value Per Share	46.31	41.81	10.8
Tangible Book Value Per Share (1)	33.03	28.78	14.8

(1) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Fourth Quarter and Full Year 2019 Highlights

•	Highest gross revenue since 2010

•	Highest net income and earnings per share since 2007

•	Record assets under management of $32.1 billion at December 31, 2019

•	Record client assets under administration of $91.0 billion at December 31, 2019

•	Incentive fees of $38.3 million for the year ended December 31, 2019, the highest since 2007

•	Highest investment banking quarterly and full year revenue since 2010

•	Shareholders' equity of $592.7 million, a record high

•	Book value per share was $46.31 and tangible book value per share was $33.03 at December 31, 2019, both at record highs

The major stock indices in the U.S. increased 8.5% during the fourth quarter of 2019 and 28.9% for the year ended December 31, 2019 as the U.S. equities market had its strongest year since 2013 ending the year at all-time highs. The extended rally in the equities markets was driven by Federal Reserve interest rate cuts during the second half of the year, progress made in the China trade negotiations, strong corporate earnings combined with strong consumer confidence, and a positive economic outlook going into 2020. As the year ended, investors chose to look beyond the uncertainty provided by ongoing geopolitical concerns, domestic political infighting as well as headwinds in economic conditions in many other economies around the world. Interest rates declined overall during the year as the Federal Reserve cut its benchmark interest rate three times during 2019. The Federal Reserve's funding of the Repo market through significant purchases of U.S. Treasury bills provided powerful stimulus during the final quarter of the year. The 10-year Treasury yield began the year yielding 2.69% and ended the year at 1.92%.

Albert G. Lowenthal, Chairman and CEO commented, "We are very pleased with the operating results for the fourth quarter and full year of 2019. Total revenue, after-tax income, and earnings per share were the second best the firm has ever reported. The strong operating results were driven by robust investment banking activity, particularly in mergers and acquisitions advisory work and debt capital markets activity. Also, the performance for the year of the hedge funds that we sponsor led to a significant increase in incentive fees from alternative investments in the fourth quarter of 2019 which are measured and earned at the end of each year.

Asset management fees rebounded during the year after the sell-off in the equities markets in the later part of 2018 which led to lower fees to begin 2019. The prolonged rally in U.S. equities drove an increase in assets under management to record levels at the end of the year which will positively impact advisory fees for the first quarter of 2020. This helped offset lower cash sweep income for the fourth quarter and full year 2019 due to decreases in short-term interest rates. Our fixed income business remained strong in the fourth quarter of 2019 and was a significant contributor to quarterly and year-end results. Although commission income in the fourth quarter of 2019 was flat compared to the fourth quarter of 2018, we continued to see clients move to fee-based relationships. We continue to be bullish on the U.S. economy and the stock market which should benefit our major business lines. We continue to invest in our investment banking business as we head into the new year and remain positive on the progress we continue to make in developing an already significant franchise."

Business Segment Results (Unaudited)
('000s)
		For the Three Months Ended			For the Year Ended
		December 31,			December 31,
		2019	2018	% Change	2019	2018	% Change
Revenue
	Private Client	$175,900	$149,141	17.9	$653,409	$617,871	5.8
	Asset Management	35,179	18,476	90.4	88,755	71,696	23.8
	Capital Markets	83,982	74,854	12.2	290,830	272,719	6.6
	Corporate/Other	820	783	4.7	385	(4,132)	*
	Total	295,881	243,254	21.6	1,033,379	958,154	7.9

Income (Loss) Before Income Taxes
	Private Client	42,416	37,814	12.2	163,917	149,097	9.9
	Asset Management	19,114	6,787	181.6	31,606	18,590	70.0
	Capital Markets	(2,891)	(5,084)	43.1	(13,724)	(13,416)	(2.3)
	Corporate/Other	(23,666)	(23,940)	1.1	(106,887)	(109,402)	2.3
	Total	$34,973	$15,577	124.5	$74,912	$44,869	67.0

*	Percentage not meaningful

Private Client
Fourth Quarter
Private Client reported revenue of $175.9 million for the fourth quarter of 2019, 17.9% higher than the fourth quarter of 2018 due to higher incentive fees, and an increase in the cash surrender value of Company-owned life insurance partially offset by lower bank deposit sweep income during the fourth quarter of 2019. Income before income taxes was $42.4 million for the fourth quarter of 2019, an increase of 12.2% compared with the fourth quarter of 2018 due to the foregoing revenue items and lower legal and regulatory costs partially offset by higher producer-related, incentive, share-based and deferred compensation costs during the fourth quarter of 2019.

•	Client assets under administration were $91.0 billion, a record high, at December 31, 2019 compared with $80.1 billion at December 31, 2018, an increase of 13.6%.

•	Financial adviser headcount was 1,032 at the end of the fourth quarter of 2019, down from 1,073 at the end of the fourth quarter of 2018.

•	Retail commissions were $48.4 million for the fourth quarter of 2019, roughly flat from the fourth quarter of 2018.

•
Advisory fee revenue on traditional and alternative managed products was $83.2 million for the fourth quarter of 2019, an increase of 32.1% from the fourth quarter of 2018 (see Asset Management below for further information). The increase in advisory fees was due to an increase in incentive fees earned from alternative investments during the fourth quarter of 2019.

◦
Incentive fees from alternative investments were $20.4 million for the fourth quarter of 2019 compared with $0.4 million for the fourth quarter of 2018. Incentive fees allocated to this business segment are computed at the fiscal year-end of the underlying fund when the measurement period ends and generally are earned in the fourth quarter of the Company's fiscal year.

•
Bank deposit sweep income was $22.7 million for the fourth quarter of 2019, a decrease of 28.6% compared with $31.8 million for the fourth quarter of 2018 due to lower short-term interest rates and lower client cash balances during the fourth quarter of 2019.

Full Year
Private Client reported revenue of $653.4 million for the year ended December 31, 2019, 5.8% higher than the year ended December 31, 2018 due to higher incentive fees an increase in the cash surrender value of Company-owned life insurance, and an increase in investment income related to a deferred compensation plan partially offset by decreases in commissions and margin interest revenue. Income before income taxes was $163.9 million for the year ended December 31, 2019, an increase of 9.9% compared with the year ended December 31, 2018 due to the foregoing plus lower legal and regulatory costs partially offset by higher producer-related, incentive, share-based and deferred compensation costs during the year ended December 31, 2019.

•	Retail commissions were $188.7 million for the year ended December 31, 2019, a decrease of 4.1% from the year ended December 31, 2018.

•
Advisory fee revenue on traditional and alternative managed products was $264.8 million for the year ended December 31, 2019, an increase of 8.7% compared with the year ended December 31, 2018. The increase in advisory fees was due to the increase in incentive fees earned from alternative investments during the year ended December 31, 2019.

◦	Incentive fees earned from alternative investments were $20.8 million for the year ended December 31, 2019 compared with $0.6 million for the year ended December 31, 2018.

•	Bank deposit sweep income was $117.4 million for the year ended December 31, 2019, an increase of 1.2% compared with $116.1 million for the year ended December 31, 2018.
Asset Management
Fourth Quarter
Asset Management reported revenue of $35.2 million for the fourth quarter of 2019, 90.4% higher than the fourth quarter of 2018 due to higher incentive fees earned from alternative investments. Income before income taxes was $19.1 million for the fourth quarter of 2019, an increase of 181.6% compared with the fourth quarter of 2018.

•
Advisory fee revenue on traditional and alternative managed products was $35.2 million for the fourth quarter of 2019, an increase of 92.3% from the fourth quarter of 2018 primarily due to higher assets under management ("AUM") at September 30, 2019.

▪
Advisory fees are calculated based on the value of client AUM at the end of the prior quarter which totaled $30.2 billion at September 30, 2019 ($29.6 billion at September 30, 2018) and are allocated between the Private Client and Asset Management business segments.

▪
Incentive fees earned from alternative investments were $16.3 million for the fourth quarter of 2019 compared with $0.1 million for the fourth quarter of 2018. Incentive fees allocated to this business segment are computed when the measurement period of the underlying fund ends and generally are earned in the fourth quarter of the Company's fiscal year.

•
AUM increased 20.2% to $32.1 billion at December 31, 2019 compared with $26.7 billion at December 31, 2018, which is the basis for advisory fee billings for the first quarter of 2020. The increase in AUM was comprised of higher asset values of $3.9 billion on existing client holdings and a positive net contribution of assets of $1.5 billion.

Full Year
Asset Management reported revenue of $88.8 million for the year ended December 31, 2019, 23.8% higher than the year ended December 31, 2018 due to higher incentive fees earned from alternative investments. Income before income taxes was $31.6 million for the year ended December 31, 2019, an increase of 70.0% compared with the year ended December 31, 2018.

•
Advisory fee revenue on traditional and alternative managed products was $88.7 million for the year ended December 31, 2019, an increase of 25.3% compared with the year ended December 31, 2018 due to higher incentive fees earned from alternative investments.

•	Incentive fees earned from alternative investments were $16.7 million for the year ended December 31, 2019 compared with $0.3 million for the year ended December 31, 2018.
Capital Markets
Fourth Quarter
Capital Markets reported revenue of $84.0 million for the fourth quarter of 2019, 12.2% higher than the fourth quarter of 2018 due to higher fees from equities and debt underwriting transactions during the fourth quarter of 2019 partially offset by lower commissions and fees from mergers and acquisition activity. Loss before income taxes was $2.9 million for the fourth quarter of 2019, a decrease of 43.1% compared with a loss before income taxes of $5.1 million for the fourth quarter of 2018.

•
Institutional equities commissions decreased 15.3% to $22.7 million for the fourth quarter of 2019 compared with the fourth quarter of 2018 partially due to lower commission revenue on options activity during the fourth quarter of 2019 when compared to the fourth quarter of 2018, a period of high volatility in the equity markets.

•
Advisory fees earned from investment banking activities decreased 22.0% to $12.8 million for the fourth quarter of 2019 compared with $16.4 million for the fourth quarter of 2018 due to a decrease in fees from mergers and acquisitions during the fourth quarter of 2019.

•
Equities underwriting fees increased 46.6% to $12.9 million for the fourth quarter of 2019 compared with the fourth quarter of 2018 due to higher capital raising activity during the fourth quarter of 2019.

•
Debt underwriting fees increased to $14.3 million for the fourth quarter of 2019 compared with $1.3 million for the fourth quarter of 2018 due to an increase in underwriting fee income in emerging markets.

•
Revenue from taxable fixed income increased to $17.0 million during the fourth quarter of 2019 from $14.7 million during the fourth quarter of 2018 due to higher syndicate income partially offset by lower trading income during the fourth quarter of 2019.

•
Revenue from public finance and municipal trading increased 34.3% to $6.3 million during the fourth quarter of 2019 compared with the fourth quarter of 2018 primarily due to higher commission revenue during the fourth quarter of 2019.

Full Year
Capital Markets reported revenue of $290.8 million for the year ended December 31, 2019, 6.6% higher than the year ended December 31, 2018 due to higher fees from mergers and acquisitions activity, and debt underwriting transactions, and higher trading revenue partially offset by lower equity capital market transactions during the year ended December 31, 2019. Loss before income taxes was $13.7 million for the year ended December 31, 2019 compared with a loss before income taxes of $13.4 million for the year ended December 31, 2018. The increase in the loss before income taxes during the year ended December 31, 2019 is primarily due to higher salaries, producer-related, incentive, and share-based compensation.

•
Institutional equities commissions decreased 2.3% to $94.0 million for the year ended December 31, 2019 compared with the year ended December 31, 2018 due to lower client participation in the equities markets during the year ended December 31, 2019.

•
Advisory fees earned from investment banking activities increased 15.7% to $49.5 million for the year ended December 31, 2019 compared with the year ended December 31, 2018 due to an increase in mergers and acquisitions activity during the year ended December 31, 2019.

•
Equities underwriting fees decreased 19.0% to $40.8 million for the year ended December 31, 2019 compared with the year ended December 31, 2018 due to decreased capital raising activity during the year ended December 31, 2019.

•
Debt underwriting fees more than tripled to $18.2 million for the year ended December 31, 2019 compared with the year ended December 31, 2018 due to an increase in underwriting fee income in emerging markets.

•
Revenue from taxable fixed Income increased 15.5% to $65.7 million for the year ended December 31, 2019 compared with the year ended December 31, 2018 due to higher commissions and trading profits in corporate, government, and agencies during the year ended December 31, 2019.

•
Revenue from public finance and municipal trading increased 14.2% to $20.1 million the for the year ended December 31, 2019 compared with the year ended December 31, 2018 due to higher trading and syndicate income as well as higher advisory fees during the year ended December 31, 2019.

Compensation and Related Expenses
Fourth Quarter
Compensation and related expenses totaled $190.3 million during the fourth quarter of 2019, an increase of 27.4% compared with the fourth quarter of 2018. The increase was due to higher production, incentive, share-based and deferred compensation expenses during the fourth quarter of 2019. The Company recorded a credit to compensation and related expenses of $2.1 million related to its OARs Plan due to the price of its Class A Stock decreasing from $29.93 at the end of the third quarter of 2019 to $27.48 at the end of the fourth quarter of 2019. During the fourth quarter of 2018, the Company recorded a credit to compensation and related expenses of $5.8 million related to its OARs Plan due to the price of its Class A Stock decreasing from $31.60 at the end of the third quarter of 2018 to $25.55 at the end of the fourth quarter of 2018. Compensation and related expenses as a percentage of revenue was 64.3% for the fourth quarter of 2019 compared with 61.4% for the fourth quarter of 2018.

Full Year
Compensation and related expenses totaled $657.7 million during the year ended December 31, 2019, an increase of 8.3% compared with the year ended December 31, 2018. The increase was due to higher salaries, producer, incentive, share-based, and deferred compensation expenses during the year ended December 31, 2019. The Company recorded compensation and related expenses of $3.7 million related to its OARs Plan during the year ended December 31, 2019 compared with $0.7 million during the year ended December 31, 2018. Compensation and related expenses as a percentage of revenue was 63.6% for the year ended December 31, 2019 compared with 63.4% for the year ended December 31, 2018.

Non-Compensation Expenses
Fourth Quarter
Non-compensation expenses were $70.6 million during the fourth quarter of 2019, a decrease of 9.8% compared with $78.3 million during the fourth quarter of 2018 due primarily to lower legal and regulatory costs, and interest costs partially offset by higher communication and technology costs, external portfolio management costs, and underwriting deal-related costs during the fourth quarter of 2019.

Full Year
Non-compensation expenses were $300.8 million during the year ended December 31, 2019, a decrease of 1.7% compared with $306.1 million during the year ended December 31, 2018 due primarily to lower legal and regulatory costs partially offset by higher communication and technology costs and underwriting deal-related costs during the year ended December 31, 2019.

Provision for Income Taxes
Fourth Quarter
The effective income tax rate for the fourth quarter of 2019 was 27.3% compared with 46.9% for the fourth quarter of 2018. The lower effective tax rate for the fourth quarter of 2019 was primarily due to higher income before income taxes while non-deductible items remained relatively stable. The elevated effective tax rate for the fourth quarter of 2018 was primarily due to the establishment of a valuation allowance for the deferred tax asset related to net operating losses of the Company's operations in Europe.

Full Year
The effective income tax rate for the year ended December 31, 2019 was 29.3% compared with 35.6% for the year ended December 31, 2018. The elevated effective tax rate for the year ended December 31, 2018 was partially due to the establishment of a valuation allowance for the deferred tax asset related to net operating losses of the Company's operations in Europe.

Balance Sheet and Liquidity

•	At December 31, 2019, total equity was $592.7 million compared with $545.3 million at December 31, 2018.

•
At December 31, 2019, book value per share was $46.31 (compared with $41.81 at December 31, 2018) and tangible book value per share was $33.03 (compared with $28.78 at December 31, 2018), both at record highs.

•	During the year ended December 31, 2019, the Company redeemed a total of $50 million (25%) of its Senior Secured Notes.

•
The Company's level 3 assets were $nil at December 31, 2019 (compared with $21.8 million at December 31, 2018). The decline in level 3 assets was the result of the Company participating in ARS tender offers in July 2019 and the resulting marking of the remaining ARS positions held by the Company to the relevant tender price.

Dividend Announcement

The Company today announced a quarterly dividend in the amount of $0.12 per share effective for the fourth quarter of 2019 and payable on February 28, 2020 to holders of Class A non-voting and Class B voting common stock of record on February 14, 2020.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that provides a wide range of financial services including retail securities brokerage, institutional sales and trading, investment banking (both corporate and public finance), research, market-making, trust, and investment management. With roots tracing back to 1881, the firm is headquartered in New York and has 93 retail branch offices in the United States and has institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form10-K for the year ended December 31, 2018.

Oppenheimer Holdings Inc.
Consolidated Income Statement (Unaudited)
('000s, except number of shares and per share amounts)
	For the Three Months Ended			For the Year Ended
	December 31,			December 31,
	2019	2018	% Change	2019	2018	% Change
REVENUE
Commissions	$81,182	$83,733	(3.0)	$320,114	$329,668	(2.9)
Advisory fees	118,430	81,377	45.5	353,671	314,349	12.5
Investment banking	44,364	30,911	43.5	126,211	115,353	9.4
Bank deposit sweep income	22,730	31,849	(28.6)	117,422	116,052	1.2
Interest	12,102	13,798	(12.3)	50,723	52,484	(3.4)
Principal transactions, net	8,005	5,351	49.6	30,094	14,461	108.1
Other	9,068	(3,765)	*	35,144	15,787	122.6
Total revenue	295,881	243,254	21.6	1,033,379	958,154	7.9
EXPENSES
Compensation and related expenses	190,292	149,371	27.4	657,714	607,192	8.3
Communications and technology	20,131	19,192	4.9	81,588	74,479	9.5
Occupancy and equipment costs	15,342	15,736	(2.5)	62,198	61,171	1.7
Clearing and exchange fees	5,483	5,731	(4.3)	21,962	22,985	(4.5)
Interest	7,978	13,609	(41.4)	45,687	46,396	(1.5)
Other	21,682	24,038	(9.8)	89,318	101,062	(11.6)
Total expenses	260,908	227,677	14.6	958,467	913,285	4.9
Income before income taxes	34,973	15,577	124.5	74,912	44,869	67.0
Income taxes	9,538	7,316	30.4	21,959	15,977	37.4
Net income	$25,435	$8,261	207.9	$52,953	$28,892	83.3

Net income per share
Basic	$1.99	$0.62	221.0	$4.10	$2.18	88.1
Diluted	$1.84	$0.59	211.9	$3.82	$2.05	86.3

Weighted average number of common shares outstanding
Basic	12,798,368	13,237,839	(3.3)	12,904,397	13,248,876	(2.6)
Diluted	13,860,637	14,118,181	(1.8)	13,851,832	14,061,369	(1.5)

*	Percentage not meaningful